SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 14, 2005

Date of report (Date of earliest event reported)

Security Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7921	13-3003070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eight Greenwich Office Park, Third Floor, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

203-625-0770

(Registrant’s telephone number, including area code)

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operation and Financial Condition.

The information required by this Item 2.02 is included in Item 3.01 and incorporated by reference herein.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 20, 2005, Security Capital Corporation (the “Company”) announced that it was not yet in a position to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”).  The Company continues to work diligently to finalize the 2004 Form 10-K and expects to file the 2004 Form 10-K by June 24, 2005.

The Company also announced that, on June 17, 2005, the Company notified the American Stock Exchange (the “AMEX”) Listing Qualifications Staff of such further delayed expected filing date of the 2004 Form 10-K.  The Company also notified the AMEX that it would be restating its financial statements for the fiscal years 2001, 2002 and 2003 and the first three quarters of 2004 to reflect a correction in the Company’s accounting practices for leases and leasehold improvements.  The effect of such restatement is a decline in the net income available to common stockholders for the fiscal years 2001, 2002 and 2003 and the first three quarters of 2004, in the aggregate, of approximately $94,000, $65,000, $94,000 and $138,000, respectively.  In connection with the review and finalization of the 2004 Form 10-K, certain officers of the Company, the Chairman of the Audit Committee of the Board of Directors of the Company and Ernst & Young LLP, the Company’s principal accountant, determined on June 14, 2005 that the financial statements for the fiscal years 2001, 2002 and 2003 and the first three quarters of 2004 should no longer be relied upon and should therefore be restated.

The Company further announced an update to its estimated operating results for the quarter and year ended December 31, 2004, which the Company had previously announced on April 18, 2005.  The Company currently estimates that, for the quarter ended December 31, 2004, income from continuing operations will be approximately $1,290,000 compared to $1,674,000 for the quarter ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share from continuing operations will be $0.20 and $0.18, respectively, for the quarter ended December 31, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.24 and $0.22, respectively, for the quarter ended December 31, 2003.  The Company further estimates that income available to common stockholders for the quarter ended December 31, 2004 will be approximately $2,839,000 compared to $1,260,000 for the quarter ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share will be $0.44 and $0.41, respectively, for the quarter ended December 31, 2004 compared to basic and diluted earnings per common share of $0.20 and $0.18, respectively, for the quarter ended December 31, 2003.  The increase from the previously announced estimated income available to common stockholders for the quarter ended December 31, 2004 is primarily attributed to the post-closing adjustment relating to the October 2004 sale of substantially all of the assets of Pumpkin Ltd.

The Company currently estimates that, for the year ended December 31, 2004, income from continuing operations will be approximately $4,826,000 compared to $5,258,000 for the year ended December 31, 2003. The Company also estimates that basic and diluted earnings per common share from continuing operations will be $0.55 and $0.48, respectively, for the year ended December 31, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.74 and $0.68, respectively, for the year ended December 31, 2003.  The Company further estimates that income available to common stockholders for the year ended December 31, 2004 will be approximately $2,321,000 compared to $2,831,000 for the year ended December 31, 2003.  The Company also estimates that basic and diluted earnings per common share will be $0.36 and $0.31, respectively, compared to basic and diluted earnings per common share of $0.43 and $0.37, respectively, for the year ended December 31, 2003.

As noted in the letter which the Company received from the AMEX on May 23, 2005, due to the Company’s failure to timely file the 2004 Form 10-K and its Form 10-Q for the quarter ended March 31, 2005 (the “First Quarter Form 10-Q”), as required pursuant to Section 1101 of the AMEX Company Guide (the “Company Guide”), the Company is not in compliance with the continued listing standards of the AMEX.  In addition, the Company’s failure to timely file the 2004 Form 10-K and the First Quarter Form 10-Q is a material violation of the Company’s listing agreement with the AMEX and, therefore, pursuant to Section 1003(d) of the Company Guide, the Company’s securities are subject to suspension and delisting from the AMEX.  As also noted in the May 23, 2005 letter from the AMEX, the Company is subject to the procedures and requirements of Section 1009 of the Company Guide.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The information required by this Item 4.02 is included in Item 3.01 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release of Security Capital Corporation, dated June 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2005
SECURITY CAPITAL CORPORATION

	By:	/s/ William R. Schlueter
		Name:	William R. Schlueter
		Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Security Capital Corporation, dated June 20, 2005.